                                             Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Form S-3 Nos. 333-251161, 333-221382 and 333-200453, 333-192749, 333-192748, 333-182330, 333-163479, 333-157376, 333-152171, 333-149981, 333-149980, 333-134126, and 333-108926 of CTI BioPharma Corp., and

(2)Form S-8 Nos. 333-239311, 333-231708, 333-225116, 333-218947, 333-218946, 333-211006, 333-207177, 333-207176, 333-196510, 333-189611, 333-184004, 333-178158, 333-170044, 333-162955, 333-158260, 333-152168, and 333-146624 pertaining to equity and option plans of CTI BioPharma Corp.

of our report dated March 17, 2020, with respect to the consolidated financial statements of CTI BioPharma Corp. included in this Annual Report (Form 10-K) of CTI BioPharma Corp. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Seattle, Washington
March 17, 2021